EXHIBIT 4.8

December 29, 1997

Mr. Larry J. Newsome
Senior Vice President and CFO
Echelon International
One Progress Plaza, Suite 1500
St. Petersburg, Florida  33701

Re:      Construction Issues for Echelon Office Portfolio Loan
         NML Loan No.C-332156 (the "Loan")

Dear Mr. Newsome:

Construction repair issues were raised by Newbanks, Inc. in the following reports in regards to the Echelon Office Portfolio which is security for the
Loan:

                   BUILDING AND DATE OF REPORT
                   Barnett Tower - December 4, 1997
                   100 Carillon - December 5, 1997
                   McNulty Station - December 4, 1997
                   Highpoint Center - December 4, 1997

Each of the reports listed above contain itemized lists of necessary repairs for the buildings that are located in Sections 7.1 of all the reports with the exception of the McNulty Station report, in which the list is located on page 20 of the report. As a condition to closing the Loan, Echelon agrees to complete all of the repairs noted in each of the reports. The repairs will be completed within 120 days of the closing of the Loan. If the repairs are not completed within 120 days, Northwestern has the right to retain third parties to accomplish the repairs. Northwestern will be allowed access to the buildings to conduct the repairs. All costs paid by Northwestern for such repairs shall constitute an advance of loan proceeds under the Loan and the provisions of the Restatement of Mortgage and Security Agreement dated as of December 30, 1997, contained in the section captioned "Failure of Mortgagor to Act," shall apply to such costs paid by Northwestern.

Sincerely,
The Northwestern Mutual Life Insurance Company


_______________________________________________
By: Carson D. Keyes, Vice President


The undersigned hereby agrees to the above.

Executed this ____day of December, 1997

BY: Echelon International Corporation, a Florida corporation

By: ___________________________________________
     Larry J. Newsome, Senior Vice President & Chief Financial Officer

Attest: _______________________________________